As filed with the Securities and Exchange Commission on July 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANIKA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3145961
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32 Wiggins Avenue	01730
Bedford, Massachusetts	(Zip Code)
(Address of Principal Executive Offices)

Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan

Anika Therapeutics, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Stephen D. Griffin

President and Chief Executive Officer

Anika Therapeutics, Inc.

32 Wiggins Avenue

Bedford, Massachusetts 01730

(Name and address of agent for service)

(781) 457-9000

(Telephone number, including area code, of agent for service)

Copies to:

Marianne C. Sarrazin, Esq. Michael Bison, Esq. Goodwin Procter LLP 525 Market St. 32nd Floor San Francisco, CA 94105 (415) 733-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

On June 18, 2026, the stockholders of Anika Therapeutics, Inc. (“the Company”) approved and adopted (x) an amendment and restatement of the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”) to increase the aggregate number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) reserved for issuance under the 2017 Plan by an additional 350,000 shares and (y) an amendment and restatement of the Anika Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “ESPP” and, together with the 2017 Plan, the “Plans”) to increase the aggregate number of shares of Common Stock reserved for issuance under the ESPP by an additional 200,000 shares. The Company is filing this registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering such additional 350,000 shares of Common Stock reserved for issuance under the 2017 Plan as so amended and restated and such additional 200,000 shares of Common Stock reserved for issuance under the ESPP as so amended and restated.

Accordingly, this registration statement incorporates by reference the contents of the registration statements on Form S-8 previously filed with the Commission relating to the Plans, as follows: July 7, 2017 (File No. 333-219190), June 21, 2019 (File No. 333-232254), June 19, 2020 (File No. 333-239304), August 6, 2021 (File No. 333-258529), August 6, 2021 (File No. 333-258530), August 5, 2022 (File No. 333-266550), August 8, 2023 (File No. 333-273812), and November 5, 2025 (File No. 333-291282) pursuant to General Instruction E, except with respect to Item 8. Exhibits thereof.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of Anika Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 6, 2018).

4.2	Bylaws of Anika Therapeutics, Inc., effective as of June 6, 2018 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 6, 2018).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Anika Therapeutics, Inc. Seventh Amended and Restated 2017 Omnibus Incentive Plan (as so amended and restated effective June 18, 2026) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 23, 2026).

99.2	Anika Therapeutics, Inc. 2021 Employee Stock Purchase Plan (as so amended effective June 18, 2026) (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 23, 2026).

107*	Filing Fee table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Massachusetts, on this 29th day of July 2026.

ANIKA THERAPEUTICS, INC.

By:	/s/ Stephen D. Griffin
Name: Stephen D. Griffin Title: President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Stephen D. Griffin and Ian W. McLeod, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

NAME	TITLE	DATE
/s/ Stephen D. Griffin Stephen D. Griffin	President, Chief Executive Officer, and Director (Principal Executive Officer and Principal Financial Officer)	July 29, 2026
/s/ Ian W. McLeod Ian W. McLeod	Senior Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	July 29, 2026
/s/ Cheryl R. Blanchard Cheryl R. Blanchard, Ph.D.	Director and Executive Chair of the Board	July 29, 2026

/s/ John B. Henneman, III John B. Henneman, III	Lead Independent Director	July 29, 2026

/s/ Joseph H. Capper Joseph H. Capper	Director	July 29, 2026

/s/ Sheryl L. Conley Sheryl L. Conley	Director	July 29, 2026

/s/ Gary P. Fischetti Gary P. Fischetti	Director	July 29, 2026
/s/ Stephen O. Richard Stephen O. Richard	Director	July 29, 2026